PRESS RELEASE

TODAY"S DATE:     January 4, 2001

RELEASE DATE:     Immediate

                                 (Nasdaq: PNTE)
                          POINTE FINANCIAL CORPORATION
                    ANNOUNCES DEFINITIVE AGREEMENT TO ACQUIRE
            MIAMI-DADE COUNTY BRANCHES FROM REPUBLIC BANCSHARES, INC.

BOCA RATON, FLORIDA - January 4, 2001 - Pointe Financial Corporation, (Nasdaq:
PNTE), the Holding Company for Pointe Bank, announced today that it has entered into a definitive agreement with Republic Bancshares, Inc., headquartered in St. Petersburg, Florida, to acquire their banking offices located in Miami-Dade County. The branch offices have a combined deposit base of approximately $57.2 million. In addition, Pointe Bank will acquire approximately $6.5 million of Consumer Loans related to the Miami-Dade offices and acquire approximately $25.0 million of Commercial Real Estate Loans originated by Republic. The acquisition is expected to close in the first half of 2001 pending regulatory approvals and satisfaction of other customary closing conditions.

"With this acquisition, we continue the process of expanding our reach deeper into the fast growth markets of Miami-Dade County," noted R. Carl Palmer, Jr., Chief Executive Officer of Pointe Financial Corp. "This purchase will add four new full-service branches and will increase our deposit base by 35.0%. The branches are complementary to the Company's strategic branch network goals. This acquisition also allows us to successfully leverage our excess capital. We expect this purchase to be immediately accretive to earnings."

The existing Republic employees at the Miami-Dade County offices will be offered employment with Pointe. Pointe Bank will also purchase furniture, fixtures and equipment relating to the acquired branches.

Pointe Financial Corporation is the holding company for Pointe Bank headquartered in Boca Raton with assets of approximately $250 million. Following the acquisition Pointe will operate 10 full-service commercial banking offices located in Palm Beach, Broward and Miami-Dade Counties. The Company will have proforma assets of over $300 million.

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This document contains certain forward-looking statements relating to present or future trends or factors affecting the banking industry and specifically the operations, markets and products of the Company. Actual results could differ materially from those projected and may be affected by changing events and trends that have influenced the Company's assumptions, but that are beyond the control of the Company. These trends and events include changes in the interest rate environment, expected cost savings, anticipated growth in the Company's newly established or augmented sources of noninterest income, changes in the domestic and foreign business environments and securities markets and changes in the regulatory authorities and polices affecting the Company. Additional information on other factors that could affect the financial results of the Company is included in the Company's filings with the Securities and Exchange Commission.

CONTACT: R. Carl Palmer, Jr., President and Chief Executive Officer, or Bradley
R. Meredith, Chief Financial Officer, of Pointe Financial Corporation, phone:
(561) 368-6300.